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                                                        EXHIBIT 12(a)



                              EATON CORPORATION
                      RATIO OF EARNINGS TO FIXED CHARGES
                            (MILLIONS OF DOLLARS)

                                                              YEARS ENDED DECEMBER 31
                                                              -----------------------
                                                        1993    1992    1991    1990    1989
                                                        ----    ----    ----    ----    ----
Income before income assets.......................      $262    $181    $101    $271    $363
Adjustments:
   Interest expense...............................        75      89      83      82      82
   Interest expense of 50% owned associate
        companies.................................         1       1       1       1       1
   Amortization of debt issue costs...............         0       1       0       2       1
   Portion of rent expense representing interest..        14      15      16      18      18
   Interest expense capitalized in prior periods
        and amortized in current period...........         5       4       3       3       2
   Minority interest in income(losses) of
        consolidated subsidiaries.................        (3)      4       2       3       1
   Adjust recorded net income of 50% owned
        associate companies to 50% of income
        before income taxes.......................         4       0       7       9       9
   Undistributed income (losses) of 20% to less
        than 50% owned associate companies and
        wholly-owned finance subsidiaries held
        for sale..................................         2       0       0      (5)     (5)
                                                        ----    ----    ----    ----    ----
        Income as adjusted........................      $360    $295    $213    $384    $472
                                                        ====    ====    ====    ====    ====

Fixed charges:
   Interest expense...............................      $ 75    $ 89    $83     $ 82     $82
   Interest expense of 50% owned associate
        companies.................................         1       1       1       1       1
   Amortization of debt issue costs...............         0       1       0       2       1
   Interest expense capitalized...................        12       8       7       9       7
   Portion of rent expense representing interest..        14      15      16      18      18
                                                        ----    ----    ----    ----    ----
        Total fixed charges.......................      $102    $114    $107    $112    $109
                                                        ====    ====    ====    ====    ====
Ratio of earnings to fixed charges................      3.53    2.59    1.99    3.43    4.33

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